EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2004, except for Note 21 which is as of February 10, 2004, accompanying the consolidated financial statements and schedules included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report on Form S-8 (File No. 333-63057), (File No. 333-31387), (File No. 33-63612), (File No. 33-83434), (File No. 33-83436), (File No. 33-98068) and the Prospectus constituting part of the Registration Statement on Form S-3 (File No. 333-33671) of Technology Solutions Company and Subsidiaries.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois
March 19, 2004